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                                                                  Exhibit (k)(8)


                          FORM OF FEE WAIVER AGREEMENT

      THIS FEE WAIVER AGREEMENT (the "Agreement") is entered into as of the [ ] day of [ ] 2007, between Pioneer Diversified High Income Trust (the "Trust") and Pioneer Investment Management, Inc. (the "Adviser").

                                    RECITALS:

      WHEREAS, the Trust and the Adviser are parties to a Advisory Agreement dated as of [ ] (the "Advisory Agreement"), pursuant to which the Adviser is entitled to receive for its services to the Trust under the Advisory Agreement a fee based upon the Trust's managed assets (as defined therein) at the annual rate set forth therein (the "Advisory Fee"), as summarized on Exhibit A annexed hereto;

      WHEREAS, the Adviser desires to waive a portion of the Advisory Fee so that the Advisory Fee during the first three years of the Trust's operations will not exceed 0.70%, 0.75% and 0.80% of the Trust's managed assets in the first year, second year and third year, respectively, of the Trust's operations (the "Target Fee Amount"); and

      WHEREAS, shareholders of the Trust will benefit from the ongoing fee waiver by incurring lower Trust advisory fees than they would absent such waiver.

      NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, each of the parties hereto agrees as follows:

      1. Waiver of Fee; Duration. The Adviser hereby agrees to waive the Advisory Fee so that the Advisory Fee incurred by the Trust does not exceed the Target Fee Amount. This Agreement shall be effective through [ ].

      2. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of The Commonwealth of Massachusetts, without giving effect to the principles of conflicts of laws thereof.


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      IN WITNESS WHEREOF, the Trust and Adviser have agreed to this Agreement as of the day and year first set forth above.


                                                     PIONEER DIVERSIFIED HIGH
                                                     INCOME TRUST


                                                     By:
                                                              Name:
                                                              Title:



                                                     PIONEER INVESTMENT
                                                     MANAGEMENT, INC.

                                                     By:
                                                              Name:
                                                              Title:


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                                    EXHIBIT A


Advisory Fee:

     0.85% of the Fund's managed assets


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